EXECUTION COPY

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Agreement, dated as of July 1, 2007 (the “Agreement”), by and between Shells Seafood Restaurants, Inc., a Delaware corporation with its principal office at 16313 N. Dale Mabry Highway, Suite 100, Tampa, Florida 33618 (the "Company"), and Leslie Christon (the "Executive"), currently residing at 6211 Emmons Lane, Tampa, Florida 33647.

WHEREAS, the parties desire to enter into this Agreement in order to assure the Company of the services of the Executive and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated July 1, 2005, which agreement has been replaced and superseded in its entirety by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations and covenants contained herein, the parties hereto agree as follows:

1.    Duties. The Company shall employ the Executive, and the Executive shall serve as the Chief Executive Officer and President of the Company, during the Employment Term (as hereinafter defined). During the Employment Term, the Executive shall perform such duties and functions as the Company's Board of Directors shall from time to time determine and the Executive shall comply in the performance of her duties with the policies, and be subject to the direction, of the Board of Directors of the Company. Except as may be expressly otherwise consented to in writing by the Board of Directors, the Executive covenants and agrees to and shall devote her full working time, attention and efforts toward the performance of her duties and responsibilities hereunder. The Executive shall not, directly or indirectly, without the prior written consent of the Company's Board of Directors, as owner, partner, joint venturer, stockholder, employee, consultant, corporate officer or director, engage or become financially interested in any other duties or pursuits which interfere with the performance of her duties hereunder, or which even if non-interfering, may be inimical or contrary to the best interests of the Company. During the Employment Term, the Executive shall reside, on a full time basis, in either Hillsborough, Pinellas or Pasco County, Florida.

2.    Term; Severance.

a.    Term. The term of this Agreement and the term of employment (the "Employment Term") of the Executive shall commence as of July 1, 2007 and continue until June 30, 2008 (the "Termination Date") unless sooner terminated in accordance with the terms hereof; provided, however, that the Termination Date (and, consequently, the Employment Term) shall be extended automatically for successive one year periods (unless sooner terminated in accordance with the terms hereof) unless either party hereto gives the other such party written notice of its or her intention not to extend this Agreement, ninety (90) days prior to the Termination Date (or, if applicable, any anniversary of the Termination Date).

b.    Severance. Except as provided in Section 5(b) hereof, in the event (x) the Company terminates the Executive's employment for any reason other than cause (as defined in Section 5 hereof), the permanent disability (as defined in Section 6 hereof) of the Executive, or the death of the Executive, or (y) the Company does not renew this Agreement at the end of the Employment Term (if not previously terminated) as provided in Section 2(a) hereof, the parties agree that, provided Executive executes a general release of all claims against the Company, its officers, directors and affiliates, and abides by all restrictive covenants of this Agreement including, without limitation, the provisions relating to non-competition, non-solicitation and confidentiality, Executive shall be entitled to receive: (1) as severance pay the then effective base salary of the Executive, for a period commencing on any such date of termination or non-renewal and ending on the earlier of (i) the six-month anniversary of such date or (ii) the date upon which Executive commenced to be employed by another entity or person (the “Severance Period”), in all such instances, payable in equal installments in accordance with the Company's normal salary payment policies, and (2) payment of the Executive’s and Executive’s eligible dependents’ COBRA continuation health coverage premiums for the six month period following the date of termination or, if earlier, until the Executive and Executive’s dependents cease to be eligible for such coverage or until the Executive commences employment with another entity or person. Any amounts so paid to the Executive pursuant to the provisions of this Section 2(b) shall be in lieu of any and all other payments due and owing to the Executive under the terms of this Agreement or otherwise. It is agreed that subsequent to any such termination or non-renewal for which severance is owed, the Executive shall in good faith reasonably assist during the Severance Period in the transition to another person or persons selected to perform the duties of the CEO/President of the Company; provided, however, that the Executive shall not be required to devote any specified minimum amount of time toward such transition activities. In the event that the Company terminates Executive's employment for "cause" (as defined in Section 5 hereof), or due to the "permanent disability" of the Executive ( as defined in Section 6 hereof) or the death of the Executive, the Executive shall not be entitled to receive any further payment hereunder other than for accrued but unpaid compensation and except as may be specifically otherwise provided in this Section 2(b) or pursuant to any stock option granted to Executive by the Company.

3.    Compensation.

a.    Salary. In the year of the Employment Term, the Executive shall receive a base salary at the rate of $275,000 per annum (“Base Salary”), subject to any increases approved by the Board of Directors or an appropriate committee thereof. The Executive's Base Salary shall be payable in installments in accordance with the Company's normal salary payment policies, and shall be subject to such payroll deductions as are required by law or applicable employee benefit programs.

b.    Bonus. Executive shall be eligible for a bonus of up to one hundred percent (100%) of her Base Salary on an annual basis, contingent upon the Executive achieving agreed upon milestones to be determined by the Company’s Board of Directors or an appropriate committee thereof. All bonuses, if any, will be paid within fifteen (15) days of the date that the Company receives its annual audited financial statements from its independent certified public accountants for the then applicable year.

c.    Expenses. In addition to the Base Salary provided for in Section 3(a) hereof, the Company shall reimburse the Executive, upon presentation by the Executive of suitable documented expense accounts, for any reasonable travel or other out-of-pocket business expenses incurred by the Executive in rendering the services hereunder on behalf of the Company and which are incurred pursuant to the Company's expense reimbursement policies. The Executive shall comply with restrictions and shall keep records in compliance with the Company's policy and procedures related to travel and entertainment expenses, and as may be otherwise required for tax or accounting purposes.

d.    Stock Option Awards. At its discretion, the board of directors reserves the right to grant the Executive employee stock options during the employment of the Executive.

e.    Vacations. The Executive shall be entitled to up to four weeks of paid vacation in each calendar year. The Executive shall also be entitled to the same standard paid holidays given by the Company to senior executives generally, all as determined from time to time by the Board of Directors of the Company or an appropriate committee thereof. No more than one week of vacation time shall cumulate from year to year.

f.    Automobile. During the Employment Term, the Executive shall be entitled to an automobile allowance of $1,200 per month, plus maintenance, reimbursement for the cost of gasoline used for daily commutation to work and for business travel (all in accordance with Section 3(c) hereof), and automobile insurance.

g.    Life, Health and Disability Insurance. Executive shall be entitled to participate in the Company's health benefit program and entitled to the same health and disability insurance paid for by the Company to senior executives generally, all as determined from time to time by the Board of Directors of the Company or an appropriate committee thereof. The Company shall use its good faith efforts to obtain and pay the premiums on a $500,000 term life insurance policy on the Executive during the term of this Agreement provided that the Executive can be insured and provided further that the premium for such policy shall not exceed $1,000 per year. The life insurance policy shall be owned by the Company and the beneficiary shall be designated by the Executive.

4.    Place of Performance. In connection with her employment by the Company, and except for travel required for Company business, the Executive shall be based at the principal executive offices of the Company, presently located in the Tampa, Florida area or, from time to time, at the discretion of the Company, at other locations utilized by the Company which are located within 100 miles of the Company's present executive offices.

5.    Termination by the Company or by Executive.

(a)    Termination by the Company. The Company may terminate Executive's employment at any time, upon notice by the Company to the Executive, for cause or for any other reason which would not constitute cause. Termination by the Company for "cause" shall mean termination because of: (a) Executive's refusal to perform, or continual neglect of, her duties or obligations hereunder (other than breaches of the covenants set forth in Sections 1, 7 and 8 hereof which events are governed by clause (e) below), in any such instance which is materially and demonstrably injurious to the Company and which neglect or failure to act is not remedied within thirty (30) days after written notice thereof to the Executive by the Company; (b) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries or which constitutes a felony in the jurisdiction involved, (c) Executive's performance of any act or her failure to act, for which if Executive were prosecuted and convicted, would constitute a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved, (d) any attempt by Executive to secure improperly any personal profit in connection with the business of the Company or any of its subsidiaries, which individually or in the aggregate is materially and demonstrably injurious to the Company and which, to the extent such material and demonstrable injury is capable of being cured, is not remedied within thirty (30) days after written notice thereof to the Executive by the Company, (e) any breach by Executive of any of the terms of Section 1, 7 or 8 of this Agreement, in any such instance which is materially and demonstrably injurious to the Company and which breach is not remedied within thirty (30) days after written notice thereof to the Executive by the Company.

(b)    Change in Control. In the event that, within six months of a Change in Control of the Company (as later defined), (i) Executive is terminated without cause or (ii) Executive terminates her employment with the Company due to (w) a significant diminution in Executive’s job responsibilities or title or compensation or (x) the Executive being required to relocate outside of the Tampa, Florida market (which shall mean to a location which is more than 50 miles outside of the city borders of Tampa) (and, in any such instance, provided the Executive executes a general release of all claims against the Company, its officers, directors and affiliates and abides by the provisions of Sections 7 and 8(a) (iii) and (iv) hereof, then (y) all the Executive’s unvested stock options will vest immediately, and (z) Executive shall be entitled to receive (1) a severance payment equal to nine months’ then effective base salary, payable in equal installments commencing from the date of the Change in Control, in accordance with the Company’s then general salary payment policies, and (2) payment of the Executive’s and Executive’s eligible dependents’ COBRA continuation health coverage premiums for the nine month period following the date of termination or, if earlier, until the Executive and Executive’s dependents cease to be eligible for such coverage or until the Executive commences employment with another entity or person. Such payments, if any, shall be in lieu of any amount provided for in Section 2(b) hereof.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock, would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have not less than 50.1% of the ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who, at the time of the execution of this Agreement, does not own 5% or more of the Company’s outstanding Common Stock, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of the outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years commencing on the date hereof, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of a majority of the new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(c)    Termination by the Executive. The Executive may terminate her employment with the Company at any time, upon notice by the Executive to the Company.

6.    Death; Disability. If the Executive shall die or become "permanently disabled" during the term of this Agreement, this Agreement and all benefits hereunder shall terminate, except that such termination shall not affect any vested rights which the Executive may have at the time of her death pursuant to any insurance or other death benefit plans or arrangements of the Company, which rights shall continue to be governed by the provisions of such plans and agreements. For the purposes of this Agreement, the Executive shall be deemed to be "permanently disabled" if, during the term hereof, because of ill health, physical or mental disability, or for other causes beyond the Executive's control, the Executive shall have been unable, or unwilling, to perform the essential functions of her job hereunder for ninety (90) consecutive days or for a total period of one hundred twenty (120) days in any twelve month period during the term of this Agreement, whether consecutive or not. Notwithstanding anything to the contrary contained herein, during any period that the Executive fails to perform the essential functions of her job hereunder as a result of her disability (but prior to the termination of this Agreement as a result of such disability), (i) the Executive shall continue to receive her full salary at the rate then in effect and all benefits provided herein, provided that payments made to the Executive pursuant to this Section 6 shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under any disability benefit insurance, plan or program of, or provided by, the Company and (ii) the Company shall have the right to hire any other individual or individuals to perform such duties and functions as the Company shall desire, including those duties heretofore performed by the Executive.

7.    Protection of Confidential Information.

a.    Confidential Information. The Executive acknowledges that her employment by the Company will, throughout the term of this Agreement, bring her in contact with many confidential affairs of the Company not readily available to the public, and plans for future developments. In recognition of the foregoing, the Executive covenants and agrees that she will not, directly or indirectly, use or intentionally disclose or permit to be known to anyone outside of the Company any confidential matters of the Company, except with the Company's prior written consent or as required by court order, law or subpoena, or other legal compulsion to disclose, with appropriate confidentiality obligations, or when reasonably necessary during Executive’s employment by the Company for the Executive to perform her job duties hereunder. In the event that Executive shall be required by legal process to disclose any confidential matter, Executive shall give the Company ten days (or, if not reasonably possible, such lesser number of days as is reasonably possible) prior written notice prior to such disclosure.

b.    Company Property. All information and documents relating to the Company shall be the exclusive property of the Company and the Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of the Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, and any other Company property then in the Executive's possession or control shall be returned and left with the Company.

c.    Company Policy. The Executive will execute the Company’s Annual Questionnaire Relating to Conflicts of Interest, Insider Trading, Questionable Payments, Political Contributions, Violations of Law and Confidentiality, all the terms and provisions of which are incorporated herein as if fully set forth herein.

8.    Covenant Not To Compete; Non-Solicitation.

a.    Covenant Not to Compete. The Executive agrees that during her employment by the Company (which shall be deemed to include the period during which the Executive is receiving any severance payments, as set forth in Section 2 hereof), the Executive shall not either directly or indirectly, (i) whether by establishing a new business or by joining an existing one, and whether as a principal, employee, stockholder, officer, director, broker, agent, consultant, corporate officer, licensor or in any other capacity, compete with the Company or any of its affiliates in the seafood segment of the restaurant business or become associated with a business enterprise which competes with any business operation of the Company or its affiliates in the seafood segment of the restaurant business, or any business operation of the Company or its affiliates in the seafood segment of the restaurant business planned and known by the Executive prior to the Executive's termination of employment, in the State of Florida and any other geographical areas in which the Company then has market presence; provided, however, that if the Company terminates Executive's employment without cause (as defined in Section 5 hereof), Executive shall not be subject to the provisions of this Section 8; (ii) divert business from the Company or its affiliates or solicit, accept or procure business from, divert the business of, or attempt to convert to other methods of using the same or similar services or products as are provided by the Company or its affiliates , any customer of the Company or its affiliates; (iii) interfere, in any manner, with the Company's or its affiliates’ customer and vendor/supplier relationships; or (iv) solicit for employment, employ or otherwise engage the services of, any employee or agent of the Company or its affiliates, or any person who was an employee or agent of the Company or its affiliates within the six months immediately preceding the cessation of Executive's employment with the Company. A restaurant shall be deemed to be in the seafood segment of the restaurant business if it holds itself out as primarily a purveyor of seafood by means of the use of the term “seafood", "fish" or other term traditionally associated with a food source which comes from the ocean waters (or any variation on any of the foregoing) in its name or in its advertising.

b.    Divisibility. The Executive and the Company intend that this covenant not to compete shall be construed as a series of separate covenants, one for each county and each product line. If, in any judicial proceeding, a court shall refuse to enforce any one or more of the separate covenants deemed included in subsection (a) of this Section 8, then such unenforceable covenant shall be deemed severed from this Agreement for the purposes of such judicial proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

c.    Reasonableness. The Executive acknowledges that the territorial and time limitations set forth in this Section 8 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries and affiliates. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

d.    Independent Obligation. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

9.    Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and shall be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate. This Agreement shall bind any successors, purchasers, subsidiaries, affiliates and assigns of the Company.

10.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefore or three days after being mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Leslie Christon
6211 Emmons Lane
Tampa, FL 33647

With a copy to:	Robert F. McKee
Kelly & McKee, P.A.
1718 E. Seventh Avenue
Suite 301
Tampa, FL 33605

If to the Company:	Shells Seafood Restaurant, Inc.
16313 N. Dale Mabry Highway, Suite 100
Tampa, Florida 33618

With a copy to:	Sheldon G. Nussbaum, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers of the Company as may be specifically designated by its Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.    Entire Agreement. With the exception of the terms and conditions of the benefit and compensation plans applicable to the Executive, this Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto or any predecessor of any party hereto.

14.    Non-Assignability. This Agreement is entered into in consideration of the personal qualities of the Executive and may not be, nor may any right or interest hereunder be, assigned by her without the prior written consent of Company. It is expressly understood and agreed that this Agreement, and the rights accruing and obligations owed to the Company hereunder, and the obligations to be performed by the Company hereunder, may be assigned by the Company to any of its successors or assigns.

15.    Equitable Relief. The Executive recognizes that the services to be rendered by her hereunder are of a special, unique, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by the Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

16.    Indemnification; Litigation Expenses.

(a)    Indemnification. In addition to any indemnification obligations the Company has or may have toward the Executive under applicable law, the Company shall indemnify the Executive for any and all costs, expenses, awards, claims, judgments, attorneys' fees or any other damage or injury to the Executive for the Executive's actual or alleged actions or failure to act during her employment with the Company, in all instances in a manner consistent with this Agreement and as permitted by applicable law, including the Executive's employment or serving at the request of the Company as an officer or director of a subsidiary or affiliate of the Company.

(b)    Litigation Expenses. In the event of litigation in connection with or concerning the interpretation, breach of enforcement of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys fees.

17.    Choice of Law.

(a)    This Agreement is to be governed by and interpreted under the laws of the State of Florida without regard to its conflict of laws principles.

(b)    Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Tampa, Florida, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 17 (b) shall be specifically enforceable.  Notwithstanding the foregoing, this Section 17 (b) shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 17 (b).

18.    Representations And Agreements of the Executive. The Executive represents and warrants that she is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of her duties hereunder. The Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Executive's inclusion in any insurance or fringe benefit plan or program as the Company shall be required hereunder or shall determine from time to time to obtain, or in connection with, in the Company's sole discretion, the Company's obtaining life insurance for its benefit on the life of the Executive.

19.    Survival. The termination of the Executive's employment hereunder shall not affect the enforceability of Sections 2, 3, 5, 7, 8, 9, 15, 16, 17 and 18 hereof.

20.    Section 409A. Notwithstanding anything herein to the contrary, to the extent that amounts payable pursuant to Section 2(b) or 5(b) of this Agreement would be subject to the additional 20% tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “409 Affected Amount”), the Company shall pay to the Executive that portion of the 409A Affected Amount otherwise due after the latest date that it could be paid and still qualify for the “short term deferral” exception under IRS Notice 2005-1 (or any successor thereto) in a single lump sum no later than the latest possible date permitted under the “short term deferral” exception that would avoid such additional 20% tax.

21.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

22.    Headings. The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

23.    Amendment and Restatement. This Agreement amends, supersedes and replaces in its entirety the existing employment agreement dated July 1, 2003 between the Company and the Executive, which prior agreement shall be null and void from and after the execution of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SHELLS SEAFOOD RESTAURANTS, INC.

By:	/s/ Philip R. Chapman
Name: Philip R. Chapman
Title: Chairman of the Board of Directors

/s/ Leslie Christon Leslie Christon

[SIGNATURE PAGE TO THE SHELLS-CHRISTON EMPLOYMENT AGREEMENT]